Exhibit 10.1

LIMITLESS X HOLDINGS INC.

Memorandum of Understanding

The following memorandum of understanding provides for an accord and settlement between Limitless X Holdings, Inc. and Jaspreet Mathur to clarify and settle benefits promised in the past as related to the employment offer letter previously entered by and between these parties, with no impact on or affect to other obligations or rights provided in the offer letter or other agreements between the parties including other issuances of stock prior to or following the execution hereof.

Dated: April 8, 2026 (“Effective Date”)

WHEREAS, LIMITLESS X HOLDINGS INC., a Delaware corporation is a publicly traded company and the owner of Limitless X Inc. a company started October 1, 2021 (collectively, “Limitless”);

WHEREAS, JASPREET MATHUR (“Mathur”) provided services for the benefit of Limitless from its inception in 2021 through the present date pursuant to an Offer Letter for Mathur to act as CEO and Chairman of the Board of Directors (“the Offer Letter”) (Mathur and Limitless are collectively referred to as “the Parties”);

WHEREAS, Limitless by and through its management team and initial directors made certain promises to Mathur of as part of Mathur’s role with Limitless and his efforts to grow the business, with certain milestones justifying issuance of additional common or preferred stock specifically designed to reward Mathur’s accomplishment and/ or incentivize further efforts;

WHEREAS, Mathur asserts that he has performed and continues to perform all promised milestones, including but not limited to entering a-list athlete contracts and funding all professionals required for public market reporting, which he claims justifies the bonus stock issuance promised to him in or around October 2021 and following the execution of the initial Offer Letter on an ongoing basis; and

WHEREAS, the Parties have mutually agreed to settle any and all obligations between themselves as to the amount of the bonuses/incentives owed to Mathur for his efforts, and the form of the stock issuance in order to resolve this issue, pursuant to the terms herein.

NOW THEREFORE, the parties hereby agree to the terms of this binding Memorandum of Understanding to serve as full compensation for all bonus payments which are or may be owed to Mathur as part of the Offer Letter and as promised to him to acquire celebrity contracts.

1.	Consideration- As consideration for all bonuses and incentives earned by Mathur for meeting milestones on behalf of Limitless, as promised to him in or around October 2021, Limitless shall cause to be issued a total of 550,000 shares of LIMX Class B Convertible Preferred stock to Mathur. The Parties have agreed that the bonuses and incentives owed to Mathur have an aggregate value of approximately $50,000, based on the Company’s stock price of $1.25 as of April 8, 2026, the terms of the Class B Convertible Preferred Stock (including a 0.067 conversion rate to Common Stock, resulting in approximately 36,850 shares of Common Stock), and other relevant factors, and that the issuance of 550,000 shares of Class B Convertible Preferred Stock represents fair and reasonable consideration to settle such obligations. The issuance will be made within a reasonable time after execution hereof and following preparation of the required disclosures and SEC filings.

The stock will be subject to all terms and conditions and restrictions as set forth in the Certificate of Designation of Class B Convertible Preferred Stock and all Certificate of Amendments thereto, and will be subject to all restrictions on transfer under the Securities Act.

2.	Due Diligence- Mathur is familiar with and has reviewed the terms of the Class B Preferred Stock, including the key terms of a 0.067 conversion rate to Common Stock, and desires to be compensated for all incentives and bonus compensation as set forth above with the issuance following execution and regulatory approval.

3.	Approvals- All stock issued per this Agreement is subject to approval of securities counsel and the Board of Directors, which shall not be unreasonably withheld or delayed, and shall be restricted pursuant to securities laws including but not limited to Rule 144 of the Securities Act. Your role on the Board of Directors will prohibit you from voting or encouraging other directors to vote on the approval of this Agreement and the issuance provided for.

4.	Taxes- Mathur may be required to pay taxes related to the issuance of stock in these situations. These taxes may include, but are not limited to, self-employment taxes, social security taxes, state and federal taxes, and any other taxes that you may be subject to. Limitless is not obligated to pay any taxes related to Mathur’s individual taxes, and Mathur hereby indemnifies and holds Limitless harmless from any tax liabilities. Mathur will also be responsible to comply with all regulatory and legal restrictions on these shares, and is hereby urged to consult with tax and legal professionals prior to executing this Agreement.

5.	Legal Fees- The Parties shall be responsible for their own attorneys’ fees and costs in negotiating and reviewing/finalizing this Agreement and the Parties acknowledge having the opportunity to consult with independent legal counsel prior to executing and neither has been coerced or forced to execute in any manner. Mathur will be responsible for his own fees in obtaining any opinion letter to the conversion and depositing of the issued stock.

6.	Miscellaneous Provisions-

This Agreement will be considered to have been executed and delivered, and to be performed in the State of Delaware for all purposes including jurisdiction and venue of any proceedings to enforce the Agreement. Each Party waives any argument based on forum non conveniens or similar provisions of law relating to the place of trial. This Note shall be interpreted under Delaware law.

If any provision or any word, term, clause, or part of any provision of this Agreement shall be invalid for any reason, the same shall be ineffective, but the remainder of the Agreement and of the provision shall not be affected and shall remain in full force and effect. To the extent that any term of this Agreement conflicts with any law, the conflicting term shall be limited only to the extent necessary to comply with said law.

Any of the terms or conditions of this Agreement may be waived in writing, but no such waiver shall affect or impair the rights of the parties to require observance, performance, or satisfaction, either of that term or condition as it applies on a subsequent occasion or of any other term or condition of this Agreement.

No modification, assignment, amendment, or waiver of any provisions of this Agreement shall be binding upon any party unless made in writing and signed by that party or by a duly authorized officer or agent that that party. Each party has had the opportunity to consult and/or has consulted with legal counsel prior to executing this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written as the Effective Date.

/s/ Danielle Young
Limitless X Holdings, Inc.
By:	Danielle Young, COO

/s/ Jaspreet Mathur
Jaspreet Mathur, individually

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